UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2014

STREAM GLOBAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33739	26-0420454
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3285 Northwood Circle Eagan, Minnesota		75201
(Address of Principal Executive Offices)		(Zip code)

Registrant’s telephone number, including area code: (651) 288-2979

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On March 3, 2014, in connection with the Merger (as defined and described under Item 2.01 below), Stream Global Services, Inc. (the “Company”) (i) caused a portion of the purchase price from the Merger to be deposited with Wells Fargo Bank, National Association (the “Trustee”), as trustee under the indenture (the “Indenture”), dated October 1, 2009 (the “Indenture”), governing the Company’s 11.25% Senior Secured Notes due 2014 (the “Senior Notes”), to satisfy and discharge the Indenture on such date and to fund the redemption of all outstanding Senior Notes and (ii) delivered a notice of full redemption (the “Notice”), in accordance with the terms of the Indenture. The Senior Notes will be redeemed at par on April 2, 2014 (the “Redemption Date”). The aggregate outstanding principal amount of the Senior Notes is approximately $230 million. Pursuant to the terms of the Indenture, all Senior Notes outstanding on the Redemption Date will be due and payable on the Redemption Date at the principal amount thereof plus accrued and unpaid interest thereon to, but not including, the Redemption Date (the “Redemption Price”).

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 3, 2014, Comet Merger Co. (“Merger Sub”), a wholly-owned subsidiary of Convergys Corporation (“Convergys”), merged with and into SGS Holdings, Inc. (“Parent”), parent and sole stockholder of the Company pursuant to that certain Agreement and Plan of Merger dated January 6, 2014, by and among Parent, Convergys, Merger Sub and, for limited purposes, the Sellers listed on Schedule I thereto (the “Merger Agreement”), with the Parent surviving the Merger as a wholly-owned subsidiary of Convergys (the “Merger”).

The Merger became effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware with an effective date of March 3, 2014 (the “Effective Time”).

At the Effective Time, each share of Parent common stock was converted into the right to receive an amount in cash, without interest (the “Per Share Merger Consideration”), determined by dividing (i) the aggregate purchase price, which is based on a total enterprise value for Parent of $820 million, plus cash, excess working capital and the aggregate exercise price of the in-the-money options of Parent and minus certain consolidated indebtedness and transaction expenses of Parent, by (ii) the outstanding common stock of Parent on a fully diluted basis.

In addition, as provided in the Merger Agreement, each outstanding stock option of Parent, whether vested or unvested, that had an exercise price less than the Per Share Merger Consideration was terminated at the Effective Time and the holder of such option was entitled to receive the Per Share Merger Consideration minus the exercise price of such option, multiplied by the number of shares of Parent common stock subject to such option. Parent common stock held by Parent, Convergys, Merger Sub or any of their respective subsidiaries was canceled and will not be entitled to receive the Per Share Merger Consideration.

The aggregate purchase price is subject to an adjustment following the closing based on actual levels of Parent’s cash and excess working capital at the closing, subject to certain limitations.

In connection with the consummation of the Merger, Convergys paid off certain indebtedness of Parent and its subsidiaries at the closing of the Merger, including by depositing with the Trustee the funds necessary to pay the Redemption Price, as further described in Item 1.02 of this Current Report on Form 8-K.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 7, 2014 and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2014, the Compensation Committee of the Board of Directors of the Company authorized payment of cash bonuses under the Company’s (i) 2013 Management Incentive Plan (“2013 MIP”) to 2013 MIP participants, including the Company’s executive officers, and (ii) 2013 EVP Global Sales Compensation Plan (“2013 SIP”) to Gregory Hopkins, the Company’s EVP of Global Sales. The Company’s executive officers were awarded bonuses as follows:

Amount of Award
Kathryn V. Marinello Chairman, President and Chief Executive Officer	$604,240
Michael Henricks Chief Financial Officer	$107,016
Brian Delaney Chief Operating Officer	$192,192
Gregory Hopkins EVP of Global Sales	$219,000

Also on February 25, 2014, Ms. Marinello executed a waiver of her entitlement to receive certain compensation, payments and benefits (“Benefits”) that may be considered contingent on a change in control of Parent in an amount which could result in her receipt of “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (together with the applicable regulations thereunder, “Section 280G”), and made the receipt of such Benefits contingent on the approval of stockholders in accordance with Section 280G. On February 27, 2014, the stockholders of Parent approved the payment of such Benefits to Ms. Marinello in connection with, and subject to, the consummation of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

STREAM GLOBAL SERVICES, INC.
Date: March 3, 2014	By:	/s/ Tammy L. Rohrer
	Name:	Tammy L. Rohrer
	Title:	Secretary